Exhibit 2.1

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of our common shares, based on our articles of association.

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association, as amended, and applicable Luxembourg law, including the Luxembourg Corporate Law.

General

We are a Luxembourg joint stock company (société anonyme) and our legal name is "Globant S.A." We were incorporated on December 10, 2012. We are registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B 173 727 and have our registered office at 37A Avenue J.F. Kennedy, L-1855, Luxembourg, Grand Duchy of Luxembourg.

Share Capital

As of December 31, 2021, our issued share capital was $50,269,076.40, represented by 41,890,897 common shares with a nominal value of $1.20 each, of which 157,699 were treasury shares held by us.

We had an authorized share capital, excluding the issued share capital, of $3,042,922.80, consisting of 2,535,769 common shares with a nominal value of $1.20 each.

Our shareholders' meeting has authorized our board of directors to issue common shares within the limits of the authorized share capital at such time and on such terms as our board of directors may decide during a period ending on the fifth anniversary of the extraordinary general meeting of shareholders held on April 3, 2020, and may be renewed. Accordingly, as of December 31, 2021, our board of directors may issue up to 2,535,769 common shares until such date. We currently intend to seek renewals and/or extensions as required from time to time.

Our authorized share capital is determined by our articles of association, as amended from time to time, and may be increased or reduced by amending the articles of association by approval of the requisite two-thirds majority of the votes at a quorate extraordinary general shareholders' meeting. Under Luxembourg law, our shareholders have no obligation to provide further capital to us.

Under Luxembourg law, our shareholders benefit from a pre-emptive subscription right on the issuance of common shares for cash consideration. However, our shareholders have, in accordance with Luxembourg law authorized our board of directors to waive, suppress or limit, any pre-emptive subscription rights of shareholders provided by law to the extent our board of directors deems such waiver, suppression or limitation advisable for any issue or issues of common shares within the scope of our authorized share capital. Such common shares may be issued above, at or below market value as well as above, at or below nominal value by way of incorporation of available reserves (including premium).

Form and Transfer of Common Shares

Our common shares are issued in registered form only and are freely transferable under Luxembourg law and our articles of association. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our common shares.

Under Luxembourg law, the ownership of registered shares is established by the inscription of the name of the shareholder and the number of shares held by him or her in the shareholder register. Transfers of common shares not deposited into securities accounts are effective towards us and third parties either through the recording of a declaration of transfer into the shareholders' register, signed and dated by the transferor and the transferee or their representatives or by us, upon notification of the transfer to, or upon the acceptance of the transfer by, us. Should the transfer of common shares not be recorded accordingly, the shareholder is entitled to enforce his or her rights by initiating the relevant proceedings before the competent courts of Luxembourg.

In addition, our articles of association provide that our common shares may be held through a securities settlement system or a professional depositary of securities. The depositor of common shares held in such manner has the same rights and obligations as if such depositor held the common shares directly. Common shares held through a securities settlement system or a professional depositary of securities may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, we will make dividend payments (if any) and any other payments in cash, common shares or other securities (if any) only to the securities settlement system or the depositary recorded in the shareholders’ register or in accordance with its instructions.

Issuance of Common Shares

Pursuant to Luxembourg Corporate Law, the issuance of common shares requires the amendment of our articles of association by the approval of two-thirds of the votes at a quorate extraordinary general shareholders' meeting; provided, however, that the general meeting may approve an authorized share capital and authorize our board of directors to issue common shares up to the maximum amount of such authorized unissued share capital for a five year period beginning either on the date of the relevant general meeting or the date of publication in the RESA of the minutes of the relevant general meeting approving such authorization. The general meeting may amend or renew such authorized share capital and such authorization of our board of directors to issue common shares.

As of December 31, 2021, we had an authorized share capital, excluding the issued share capital, of $3,042,922.80 and our board of directors was authorized to issue up to 2,535,769 common shares (subject to stock splits, consolidation of common shares or like transactions) with a nominal value of $1.20 per common share.

Our articles of association provide that no fractional shares shall be issued or exist.

Pre-emptive Rights

Unless limited, waived or cancelled by our board of directors in the context of the authorized share capital or pursuant to a decision of an extraordinary general meeting of shareholders pursuant to the provisions of the articles of association relating to amendments thereof, holders of our common shares have a pro rata pre-emptive right to subscribe for any new common shares issued for cash consideration. Our articles of association provide that pre-emptive rights can be waived, suppressed or limited by our board of directors for a period ending on the fifth anniversary of the date of extraordinary general meeting of shareholders held on April 3, 2020, which period therefore ends on April 3, 2025, in the event of an increase of the issued share capital by our board of directors within the limits of the authorized share capital.

Repurchase of Common Shares

We cannot subscribe for our own common shares. We may, however, repurchase issued common shares or have another person repurchase issued common shares for our account, subject to the following conditions:

•the repurchase complies with the principle of equal treatment of all shareholders, except in the event such repurchase was the result of the unanimous decision of a general meeting at which all shareholders were present or represented (in addition, listed companies may repurchase their own shares on the stock exchange without an offer to repurchase having to be made to the shareholders);

•prior authorization by a simple majority vote at an ordinary general meeting of shareholders is granted, which authorization sets forth the terms and conditions of the proposed repurchase, including the maximum number of common shares to be repurchased, the duration of the period for which the authorization is given

(which may not exceed five years) and, in the case of a repurchase for consideration, the minimum and maximum consideration per common share;

•the repurchase does not reduce our net assets (on a non-consolidated basis) to a level below the aggregate of the issued share capital and the reserves that we must maintain pursuant to Luxembourg law or our articles of association; and

•only fully paid-up common shares are repurchased.

No prior authorization by our shareholders is required for us to repurchase our own common shares if:

•we are in imminent and severe danger, in which case our board of directors must inform the general meeting of shareholders held subsequent to the repurchase of common shares of the reasons for, and aim of such repurchase, the number and nominal value of the common shares repurchased, the fraction of the share capital such repurchased common shares represented and the consideration paid for such shares; or

•the common shares are repurchased by us or by a person acting for our account in view of a distribution of the common shares to our employees.

On May 31, 2019, the general meeting of shareholders, according to the conditions set forth in article 430-15 of Luxembourg Corporate Law granted our board of directors the authorization to repurchase up to a maximum number of shares representing 20% of the issued share capital immediately after the closing of our initial public offering for a net purchase price being (i) no less than 50% of the lowest stock price and (ii) no more than 50% above the highest stock price, in each case being the closing price, as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative sources to be selected by our board of directors, over the ten trading days preceding the date of the purchase (or the date of the commitment to the transaction). The authorization is valid for a period ending five years from the date of the general meeting or the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, our board of directors is authorized to acquire and sell our common shares under the conditions set forth in the minutes of such general meeting of shareholders. Such purchases and sales may be carried out for any purpose authorized by the general meeting of Globant S.A.

Capital Reduction

Our articles of association provide that our issued share capital may be reduced by a resolution adopted by a two-thirds majority of the votes at a quorate extraordinary general shareholders' meeting. If the reduction of capital results in the capital being reduced below the legally prescribed minimum, the general meeting of the shareholders must, at the same time, resolve to increase the capital up to the required level.

General Meeting of Shareholders

Any regularly constituted general meeting of our shareholders represents the entire body of shareholders.

Each of our common shares entitles the holder thereof to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights, subject to the provisions of Luxembourg law and our articles of association. Each common share entitles the holder to one vote at a general meeting of shareholders. Our articles of association provide that our board of directors shall adopt as it deems fit all other regulations and rules concerning the attendance to the general meeting.

A general meeting of our shareholders may, at any time, be convened by our board of directors, to be held at such place and on such date as specified in the convening notice of such meeting. Our articles of association and Luxembourg law provide that a general meeting of shareholders must be convened by our board of directors, upon request in writing indicating the agenda, addressed to our board of directors by one or more shareholders representing at least 10% of our issued share capital. In such case, a general meeting of shareholders must be convened and must be held within a period of one month from receipt of such request. One or more shareholders holding at least 5% of our issued share capital may request the addition of one or more items to the agenda of any general meeting of shareholders and propose resolutions. Such requests must be received at our registered office by registered mail at least 5 days before the date of such meeting.

Our articles of association provide that if our common shares are listed on a stock exchange, all shareholders recorded in any register of our shareholders are entitled to be admitted and vote at the general meeting of shareholders based on the number of shares they hold on a date and time preceding the general meeting of shareholders as the record date for admission to the general meeting of shareholders (the "Record Date"), which the board of directors may determine as specified in the convening notice. Furthermore, any shareholder, holder or depositary, as the case may be, who wishes to attend the general meeting must inform us thereof no later than on the third business day preceding the date of such general meeting, or by any other date which the board of directors may determine and as specified in the convening notice, in a manner to be determined by our board of directors in the notice convening the general meeting of the shareholders. In the case of common shares held through the operator of a securities settlement system or with a depositary, or sub-depositary designated by such depositary, a shareholder wishing to attend a general meeting of shareholders should receive from such operator or depositary a certificate certifying the number of common shares recorded in the relevant account on the Record Date. The certificate should be submitted to us at our registered office no later than three business days prior to the date of such general meeting. In the event that the shareholder votes by means of a proxy, the proxy must be deposited at our registered office at the same time or with any of our agents, duly authorized to receive such proxies. Our board of directors may set a shorter period for the submission of the certificate or the proxy in which case this will be specified in the convening notice.

The convening of, and attendance to, our general meetings is subject to the provisions of the Luxembourg Corporate Law.

General meetings of shareholders shall be convened in accordance with the provisions of our articles of association and the Luxembourg Corporate Law and the requirement of any stock exchange on which our shares are listed. The Luxembourg Corporate Law provides -inter alia- that convening notices for every general meeting shall contain the agenda and shall take the form of announcements filed with the register of commerce and companies, published on the RESA, and published in a Luxembourg newspaper at least 15 days before the meeting. As all of our common shares are in registered form, we may decide to send the convening notice only by registered mail to the registered address of each shareholder no less than eight days before the meeting. In that case, the legal requirements regarding the publication of the convening notice in the RESA and in a Luxembourg newspaper do not apply.

In the event (i) an extraordinary general meeting of shareholders is convened to vote on an extraordinary resolution (See below under "Voting Rights" for additional information), (ii) such meeting is not quorate and (iii) a second meeting is convened, the second meeting will be convened as specified above.

Pursuant to our articles of association, if all shareholders are present or represented at a general meeting of shareholders and state that they have been informed of the agenda of the meeting, the general meeting of shareholders may be held without prior notice.

Our annual general meeting is held on the date set forth in the corresponding convening notice within six months of the end of each financial year at our registered office or such other place as specified in such convening notice.

Voting Rights

Each share entitles the holder thereof to one vote at a general meeting of shareholders.

Luxembourg law distinguishes between ordinary resolutions and extraordinary resolutions.

Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.

Ordinary Resolutions. Pursuant to our articles of association and the Luxembourg Corporate Law, ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution at a general meeting. Abstentions and nil votes will not be taken into account.

Extraordinary Resolutions. Extraordinary resolutions are required for any of the following matters, among others: (a) an increase or decrease of the authorized share capital or issued share capital, (b) a limitation or exclusion of preemptive rights, (c) approval of a merger (fusion) or de-merger (scission), (d) dissolution, (e) an amendment to our articles of association and (f) a change of nationality. Pursuant to Luxembourg law and our articles of association, for any extraordinary resolutions to be considered at a general meeting, the quorum must generally be at least 50% of our issued share capital. Any extraordinary resolution shall generally be adopted at a quorate general meeting upon a two-thirds majority of the votes validly cast on such resolution. In case such quorum is not reached, a second meeting may be convened by our board of directors in which no quorum is required, and which must generally still approve the amendment with two-thirds of the votes validly cast. Abstentions and nil votes will not be taken into account.

Appointment and Removal of Directors. Members of our board of directors are elected by ordinary resolution at a general meeting of shareholders. Under our articles of association, all directors are elected for a period of up to four years, provided, however, that our directors shall be elected on a staggered basis. Any director may be removed with or without cause and with or without prior notice by a simple majority vote at any general meeting of shareholders. The articles of association provide that, in case of a vacancy, our board of directors may fill such vacancy on a temporary basis by a person designated by the remaining members of our board of directors until the next general meeting of shareholders, which will resolve on a permanent appointment. The directors shall be eligible for re-election indefinitely.

Neither Luxembourg law nor our articles of association contain any restrictions as to the voting of our common shares by non-Luxembourg residents.

Amendment to Articles of Association

Shareholder Approval Requirements. Luxembourg law requires that an amendment to our articles of association generally be made by extraordinary resolution. The agenda of the general meeting of shareholders must indicate the proposed amendments to the articles of association.

Pursuant to Luxembourg Corporate Law and our articles of association, for an extraordinary resolution to be considered at a general meeting, the quorum must generally be at least 50% of our issued share capital. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise required by law) upon a two-thirds majority of the votes validly cast on such resolution. If the quorum of 50% is not reached at this meeting, a second general meeting may be convened, in which no quorum is required, and may approve the resolution at a majority of two-third of votes validly cast.

Formalities. Any resolutions to amend the articles of association or to approve a merger, de-merger, change of nationality, dissolution or change of nationality must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Merger and Division

A merger by absorption whereby one Luxembourg company, after its dissolution without liquidation, transfers to another company all of its assets and liabilities in exchange for the issuance of common shares in the acquiring company to the shareholders of the company being acquired, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at a general meeting of shareholders by an extraordinary resolution of the Luxembourg company, and the general meeting of shareholders must be held before a Luxembourg notary. Further conditions and formalities under Luxembourg law are to be complied with in this respect.

Liquidation

In the event of our liquidation, dissolution or winding-up, the assets remaining after allowing for the payment of all liabilities will be paid out to the shareholders pro rata according to their respective shareholdings. Generally, the decisions to liquidate, dissolve or wind-up require the passing of an extraordinary resolution at a general meeting of our shareholders, and such meeting must be held before a Luxembourg notary.

Mandatory Bid, Squeeze-Out and Sell-Out Rights

Mandatory bid. In accordance with the provisions of article 8 of our articles of association any person (the "Bidder") wishing to acquire by any means (including, but not limited to, the conversion of any financial instrument convertible into common shares), directly or indirectly, common shares of our Company (which, when aggregated with his/her/its existing common share holdings, together with any shares held by a person controlling the Bidder, controlled by the Bidder and/or under common control with the Bidder, represent at least thirty-three point thirty-three percent (33.33%) of the share capital of the Company (the "Threshold"), shall have the obligation to propose an unconditional takeover bid to acquire the entirety of the then-outstanding common shares together with any financial instrument convertible into common shares (the "Takeover Bid").

The consideration for each common share and financial instrument convertible into common shares payable to each holder thereof shall be the same, shall be payable in cash only, and shall not be lower than the highest of the following prices:

(a) the highest price per common shares and financial instrument convertible into common shares paid by the Bidder, or on behalf thereof, in relation to any acquisition of common shares and the financial instruments convertible into common shares within the twelve months period immediately preceding the takeover notice, adjusted as a consequence of any division of shares, stock dividend, subdivision or reclassification affecting or related to common shares and/or the financial instruments convertible into common shares; or

(b) the highest closing sale price, during the sixty-day period immediately preceding the takeover notice, of a common share of our Company as quoted by the New York Stock Exchange, in each case as adjusted as a consequence of any division of shares, stock dividend, subdivision or reclassification affecting or related to common shares and financial instrument convertible into common shares.

Squeeze-out right and sell out right. As a result of our common shares having been listed and admitted to trading on the regulated market of the Luxembourg Stock Exchange ("LuxSE") until July 31, 2019, we remain subject to the provisions of the Luxembourg law of July 21, 2012 on mandatory squeeze-out and sell-out of securities of companies admitted or having been admitted to trading on a regulated market or which have been subject to a public offer (the "Luxembourg Mandatory Squeeze-Out and Sell-Out Law"), which shall continue to be applicable to the Company July 31, 2024 provided that no new listing on a regulated market (within the meaning of Directive 2014/65/EU) will occur until the aforementioned date. The Luxembourg Mandatory Squeeze-Out and Sell-Out Law provides that, subject to the conditions set forth therein being met, if any individual or legal entity, acting alone or in concert with another, holds a number of shares or other voting securities representing at least 95% of our voting share capital and 95% of our voting rights: (i) such holder may require the holders of the remaining shares or other voting securities to sell those remaining securities (the "Mandatory Squeeze-Out"); and (ii) the holders of the remaining shares or securities may require such holder to purchase those remaining shares or other voting securities (the "Mandatory Sell-Out"). The Mandatory Squeeze-Out and the Mandatory Sell-Out must be exercised at a fair price according to objective and adequate methods applying to asset disposals. The procedures applicable to the Mandatory Squeeze-Out and the Mandatory Sell-Out are subject to further conditions and must be carried out under the supervision of the Commission de Surveillance du Secteur Financier.

No Appraisal Rights

Neither Luxembourg law nor our articles of association provide for any appraisal rights of dissenting shareholders.

Distributions

Subject to Luxembourg law, if and when a dividend is declared by the general meeting of shareholders or an interim dividend is declared by our board of directors, each common share is entitled to participate equally in such distribution of funds legally available for such purposes. Pursuant to our articles of association, our board of directors may pay interim dividends, subject to Luxembourg law.

Declared and unpaid distributions held by us for the account of the shareholders shall not bear interest. Under Luxembourg law, claims for unpaid distributions will lapse in our favor five years after the date such distribution became due and payable.

Any amount payable with respect to dividends and other distributions declared and payable may be freely transferred out of Luxembourg, except that any specific transfer may be prohibited or limited by anti-money laundering regulations, freezing orders or similar restrictive measures.

Annual Accounts

Under Luxembourg law, our board of directors must prepare annual accounts and consolidated accounts. Except for certain cases as provided for by Luxembourg law, our board of directors must also annually prepare management reports on the annual accounts and consolidated accounts. The annual accounts, the consolidated accounts, management reports and auditor's reports must be available for inspection by shareholders at our registered office and on our website for an uninterrupted period beginning at least eight calendar days prior to the date of the annual ordinary general meeting of shareholders.

The annual accounts and consolidated accounts are audited by an approved statutory auditor (réviseur d'entreprises agréé).

The annual accounts and the consolidated accounts, will be filed with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés of Luxembourg) and disseminated as regulated information.

Information Rights

Luxembourg law gives shareholders limited rights to inspect certain corporate records prior to the date of the annual ordinary general meeting of shareholders, including the annual accounts with the list of directors and auditors, the consolidated accounts, the notes to the annual accounts and the consolidated accounts, a list of shareholders whose common shares are not fully paid up, the management reports, the auditor's report and, in case of amendments to the articles of association, the text of the proposed amendments and the draft of the resulting consolidated articles of association.

In addition, any registered shareholder is entitled to receive, upon request, a copy of the annual accounts, the consolidated accounts, the auditor's reports and the management reports free of charge prior to the date of the annual ordinary general meeting of shareholders.

Board of Directors

Globant S.A. is managed by our board of directors which is vested with the broadest powers to take any actions necessary or useful to fulfill our corporate purpose with the exception of actions reserved by law or our articles of association to the general meeting of shareholders. Our articles of association provide that our board of directors must consist of at least seven members and no more than fifteen members. Our board of directors meets as often as company interests require.

A majority of the members of our board of directors present or represented at a board meeting constitutes a quorum, and resolutions are adopted by the simple majority vote of our board members present or represented. In the case of a tie, the chairman of our board shall have the deciding vote. Our board of directors may also make decisions by means of resolutions in writing signed by all directors.

Directors are elected by the general meeting of shareholders, and appointed for a period of up to four years; provided, however, that directors are elected on a staggered basis, with one-third of the directors being elected each year; and provided, further, that such term may be exceeded by a period up to the annual general meeting held following the fourth anniversary of the appointment, and each director will hold office until his or her successor is elected. The general shareholders' meeting may remove one or more directors at any time, without cause and without prior notice by a resolution passed by simple majority vote. If our board of directors has a vacancy, such vacancy may be filled on a temporary basis by a person designated by the remaining members of our board of directors until the next general meeting of shareholders, which will resolve on a permanent appointment. Any director shall be eligible for re-election indefinitely.

Within the limits provided for by applicable law and our articles of association, our board of directors may delegate to one or more directors or to any one or more persons, who need not be shareholders, acting alone or jointly, the daily management of Globant S.A. and the authority to represent us in connection with such daily management. Our board of directors may also grant special powers to any person(s) acting alone or jointly with others as agent of Globant S.A.

Our board of directors may establish one or more committees, including without limitation, an audit committee, a nominating and corporate governance committee, and a compensation committee, and for which it shall, if one or more of such committees are set up, appoint the members, determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto. Our board of directors has established an audit committee as well as a compensation committee, and a nominating and corporate governance committee.

No contract or other transaction between us and any other company or firm shall be affected or invalidated by the fact that any one or more of our directors or officers is interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any director or officer who serves as a director, officer or employee or otherwise of any company or firm with which we shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

Any director who has, directly or indirectly, a conflicting interest in a transaction submitted for approval to our board of directors that conflicts with our interest, must inform our board of directors thereof and to cause a record of his statement to be included in the minutes of the meeting. Such director may not take part in these deliberations and may not vote on the relevant transaction. At the next general meeting, before any resolution is put to a vote, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.

No shareholding qualification for directors is required.

Any director and other officer, past and present, is entitled to indemnification from us to the fullest extent permitted by law against liability and all expenses reasonably incurred or paid by such director in connection with any claim, action, suit or proceeding in which he or she is involved as a party or otherwise by virtue of his being or having been a director. We may purchase and maintain insurance for any director or other officer against any such liability.

No indemnification shall be provided against any liability to our directors or executive officers by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties of a director or officer. No indemnification will be provided with respect to any matter as to which the director or officer shall have been finally adjudicated to have acted in bad faith and not in our interest, nor will indemnification be provided in the event of a settlement (unless approved by a court or our board of directors).

Registrars and Registers for Our Common Shares

All of our common shares are in registered form only.

We keep a register of common shares at our registered office in Luxembourg. This register is available for inspection by any shareholder. In addition, we may appoint registrars in different jurisdictions who will each maintain a separate register for the registered common shares entered therein. It is possible for our shareholders to elect the entry of their common shares in one of these registers and the transfer thereof at any time from one register to any other, including to the register kept at our registered office. However, our board of directors may restrict such transfers for common shares that are registered, listed, quoted, dealt in or have been placed in certain jurisdictions in compliance with the requirements applicable therein.

Our articles of association provide that the ownership of registered common shares is established by inscription in the relevant register. We may consider the person in whose name the registered common shares are registered in the relevant register as the owner of such registered common shares.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC, with an address at 6201 15th Avenue Brooklyn, New York, NY 11219.

Our common shares are listed on the NYSE under the symbol "GLOB".